Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2024 SECOND QUARTER RESULTS

NEW YORK, NY – July 30, 2024 – Medallion Financial Corp. (NASDAQ: MFIN, “Medallion” or the “Company”), a specialty finance company that originates and services loans in various consumer and commercial industries, along with offering loan origination services to fintech strategic partners, announced today its results for the quarter ended June 30, 2024.

2024 Second Quarter Highlights

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Net income was $7.1 million, or $0.30 per share, compared to $14.2 million, or $0.62 per share, in the prior year quarter.
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$2.3 million of cash was collected on taxi medallion-related assets, compared to $10.6 million of cash collected, in the prior year quarter.
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Net interest income grew 7% to $49.9 million from $46.7 million in the prior year quarter.
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Net interest margin on net loans was 8.42%, compared to 8.77% in the prior year quarter, and on gross loans it was 8.12%, compared to 8.48% in the prior year quarter.
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Loan originations were $309.1 million, compared to $346.3 million in the prior year quarter.
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Loans grew 11% to $2.4 billion as of June 30, 2024, compared to $2.2 billion a year ago.
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The credit loss provision increased to $18.6 million from $8.5 million in the prior year quarter. The total provision included $1.0 million of net taxi medallion recoveries in the current quarter compared to $5.3 million of net taxi medallion recoveries in the prior year quarter.
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The Company repurchased 183,900 shares of common stock at an average cost of $8.24 per share.
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The Company declared and paid a quarterly cash dividend of $0.10 per share.

Executive Commentary – Andrew Murstein, President of Medallion

"Overall this was another solid quarter for us. Notable in the quarter, our earnings included approximately $0.12 per share of additional allowance tied to the growth of our loan portfolio, primarily within our recreation segment, which grew 10% from the first quarter to $1.5 billion, with over $200 million in originations this quarter. We continue to be pleased with the credit performance of that segment. Additionally, our results reflect atypical professional fees in the quarter associated with our successful defense of an activist proxy campaign.

Our net interest income reached $49.9 million, an all-time high, grew 4% from the prior quarter, and we saw our net charge-offs drop from what we experienced in the first quarter. We remain cautiously optimistic that the solid performance of our loans and the strong credit quality of our overall loan portfolio will continue. Despite some contraction over the past few years, due mainly to the current interest rate environment, our net interest margin increased two basis points from the first quarter.

Lastly, unlike the first quarter, our commercial division did not have any significant equity gains this quarter. Their net interest margin was more than 9% as they grew their loan portfolio by 19% from last year.”

Business Segment Highlights

Recreation Lending Segment

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Originations were $209.6 million during the quarter, compared to $190.0 million a year ago.
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Recreation loans grew 12% to $1.5 billion as of June 30, 2024, compared to $1.3 billion a year ago.
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Recreation loans were 63% of total loans as of June 30, 2024, compared to 62% a year ago.
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Net interest income grew 9% to $36.5 million for the quarter, from $33.5 million in the prior year quarter.
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The average interest rate was 14.80% at quarter-end, compared to 14.62% a year ago.
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Recreation loans 90 days or more past due were $5.9 million, or 0.41% of gross recreation loans, as of June 30, 2024, compared to $5.0 million, or 0.39%, a year ago.
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Allowance for credit loss rate was 4.35% as of June 30, 2024, compared to 4.07% a year ago.

Home Improvement Lending Segment

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Originations were $68.0 million during the quarter, compared to $117.0 million a year ago.
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Home improvement loans grew 6% to $773.2 million as of June 30, 2024, compared to $728.5 million a year ago.
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Home improvement loans were 32% of total loans as of June 30, 2024, compared to 34% a year ago.
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Net interest income grew 4% to $11.5 million for the quarter, from $11.1 million in the prior year quarter.
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The average interest rate was 9.71% at quarter-end, compared to 9.21% a year ago.
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Home improvement loans 90 days or more past due were $1.3 million, or 0.17% of gross home improvement loans, as of June 30, 2024, compared to $1.1 million, or 0.16%, a year ago.
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Allowance for credit loss rate was 2.38% as of June 30, 2024, compared to 2.26% a year ago.

Commercial Lending Segment

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Commercial loans were $110.2 million at June 30, 2024, compared to $92.6 million a year ago.
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The average interest rate on the portfolio was 13.05%, compared to 12.64 % a year ago.

Taxi Medallion Lending Segment

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The Company collected $2.3 million of cash on taxi medallion-related assets during the quarter.
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Total net taxi medallion assets declined to $10.0 million (comprised of $2.1 million of loans net of allowance for credit losses and $7.9 million of loan collateral in process of foreclosure), a 44% reduction from a year ago, and represented less than half a percent of the Company’s total assets as of June 30, 2024.

Capital Allocation

Quarterly Dividend

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The Board of Directors declared a quarterly dividend of $0.10 per share, payable on August 30, 2024 to shareholders of record at the close of business on August 15, 2024.

Stock Repurchase Plan

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During the second quarter, the Company repurchased 183,900 shares of its common stock at an average cost of $8.24 per share, for a total of $1.5 million.
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As of June 30, 2024 the Company had $16.4 million remaining under its $40 million share repurchase program

Conference Call Information

The Company will host a conference call to discuss its second quarter financial results tomorrow, Wednesday, July 31, 2024 at 9:00 a.m. Eastern time.

In connection with its earnings release, the Company has updated its quarterly supplement presentation, which is now available at www.medallion.com.

How to Participate

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Date: Wednesday, July 31, 2024
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Time: 9:00 a.m. Eastern time
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U.S. dial-in number: (833) 816-1412
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International dial-in number: (412) 317-0504
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Live webcast: Link to Webcast of 2Q24 Earnings Call

A link to the live audio webcast of the conference call will also be available at the Company’s IR website.

Replay Information

The webcast replay will be available at the Company's IR website until the next quarter’s results are announced.

The conference call replay will be available following the end of the call through Wednesday, August 7.

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U.S. dial-in number: (844) 512-2921
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International dial-in number: (412) 317-6671
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Access ID: 1019 0811

About Medallion Financial Corp.

Medallion Financial Corp. (NASDAQ:MFIN) and its subsidiaries originate and service a growing portfolio of consumer loans and mezzanine loans in various industries. Key industries served include recreation (towable RVs and marine) and home improvement (replacement roofs, swimming pools, and windows). Medallion Financial Corp. is headquartered in New York City, NY, and its largest subsidiary, Medallion Bank, is headquartered in Salt Lake City, Utah. For more information, please visit www.medallion.com.

Forward-Looking Statements

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, growth, and our growth strategy. These statements are often, but not always, made using words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, the impact of the pending SEC litigation, expectations regarding our loan portfolio, including collections on our medallion loans, the potential for future asset growth, and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the current economy, whether inflation or the risk of recession, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control. In addition to risks relating to the current economy, a description of certain risks to which Medallion is or may be subject, including risks related to the pending SEC litigation, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2023 Annual Report on Form 10-K.

Company Contact:

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands, except share and per share data)	June 30, 2024	December 31, 2023	June 30, 2023
Assets
Cash, cash equivalents, and federal funds sold	$157,961	$149,845	$124,554
Investment and equity securities	66,625	65,712	65,096
Loans	2,385,590	2,215,886	2,156,998
Allowance for credit losses	(89,788)	(84,235)	(74,971)
Net loans receivable	2,295,802	2,131,651	2,082,027
Goodwill and intangible assets, net	170,672	171,394	172,118
Property, equipment, and right-of-use lease asset, net	14,094	14,076	13,343
Accrued interest receivable	13,299	13,538	13,345
Loan collateral in process of foreclosure	9,359	11,772	16,803
Other assets	33,064	29,839	31,851
Total assets	$2,760,876	$2,587,827	$2,519,137
Liabilities
Deposits	$2,006,782	$1,866,657	$1,813,785
Long-term debt	230,803	235,544	178,128
Short-term borrowings	37,500	8,000	67,880
Deferred tax liabilities, net	22,394	21,207	26,840
Operating lease liabilities	6,071	7,019	7,629
Accrued interest payable	7,945	6,822	4,449
Accounts payable and accrued expenses	26,592	30,804	32,662
Total liabilities	2,338,087	2,176,053	2,131,373
Total stockholders’ equity	354,001	342,986	318,976
Non-controlling interest in consolidated subsidiaries	68,788	68,788	68,788
Total equity	422,789	411,774	387,764
Total liabilities and equity	$2,760,876	$2,587,827	$2,519,137
Number of shares outstanding	23,211,990	23,449,646	23,345,017
Book value per share	$15.25	$14.63	$13.66

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except share and per share data)	2024	2023	2024	2023
Total interest income	$70,704	$61,726	$137,774	$117,568
Total interest expense	20,836	15,035	39,989	27,275
Net interest income	49,868	46,691	97,785	90,293
Provision for credit losses	18,577	8,476	35,778	12,514
Net interest income after provision for credit losses	31,291	38,215	62,007	77,779
Other income (loss)
Gain (loss) on equity investments	(512)	99	3,655	9
Gain on sale of loans and taxi medallions	242	1,306	830	3,161
Write-down of loan collateral in process of foreclosure	—	(21)	—	(273)
Other income	1,369	558	2,017	1,128
Total other income, net	1,099	1,942	6,502	4,025
Other expenses
Salaries and employee benefits	9,435	9,339	18,892	18,175
Loan servicing fees	2,692	2,361	5,162	4,583
Collection costs	1,659	1,608	3,126	3,146
Regulatory fees	888	781	1,865	1,463
Professional fees	1,845	1,368	2,616	3,075
Rent expense	698	603	1,355	1,226
Amortization of intangible assets	362	363	723	723
Other expenses	2,416	2,580	4,481	5,004
Total other expenses	19,995	19,003	38,220	37,395
Income before income taxes	12,395	21,154	30,289	44,409
Income tax provision	3,782	5,472	10,140	11,854
Net income after taxes	8,613	15,682	20,149	32,555
Less: income attributable to the non-controlling interest	1,512	1,512	3,024	3,024
Total net income attributable to Medallion Financial Corp.	$7,101	$14,170	$17,125	$29,531
Basic net income per share	$0.31	$0.63	$0.76	$1.32
Diluted net income per share	$0.30	$0.62	$0.73	$1.29
Weighted average common shares outstanding
Basic	22,598,102	22,488,463	22,619,743	22,416,089
Diluted	23,453,162	22,853,927	23,609,104	22,915,094
Dividends declared per common share	$0.10	$0.08	$0.20	$0.16